Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (“Amendment”) is entered into effective March 4, 2009 by and between Newegg Inc., a Delaware corporation (“Newegg” or the “Company”)) and Tally Liu (“You”). This Amendment shall modify that Employment Agreement entered into by Newegg and You dated August 1, 2008 (“Agreement”). All capitalized terms used herein and not otherwise defined will have the meaning given them in the Agreement.

1. Amendment(s). The Agreement is hereby amended as follows:

a. Section 4 of the Agreement is deleted in its entirety and replaced with the following language:

1. “Base Salary: In consideration for the services rendered under this Agreement, the Company shall pay you a base salary of US$900,000.00 per year (“Base Salary”), less standard withholdings and authorized deductions, payable pursuant to the regularly established practice of Company, as may be amended from time to time.”

b. Section 6(c) of the Agreement is deleted in its entirety and replaced with the following language:

“Annual Discretionary Share Grants. In the event you receive a cash bonus under Section 5 above, the Company shall also issue you a number of restricted shares of its Class A Common Stock (the “Restricted Shares”) equal to the value of such cash bonus divided by the fair market value of the Class A Common Stock, as determined by the Compensation Committee and/or the Board on the day such cash bonus is awarded (the “Bonus Date”), subject to your agreement to (i) enter into and execute any restricted share documents with customary terms and conditions, reasonably requested by the Company, and (ii) forfeit and/or cancel, and permit the Company to cancel, a number of vested options to purchase shares of Class A Common Stock held by you equal to the Restricted Shares. In addition, the Company will pay you a further amount in cash sufficient to compensate you in fill for any tax payments you may incur upon receipt of the Restricted Shares, provided however, that you agree that you shall have the full obligation to pay any applicable taxes on any sale or transfer of the Restricted Shares. The reimbursement shall initially be paid to you in any year in which you receive a Restricted Shares under this Section 6(c) based upon estimated tax rates agreed to between the Company’s independent tax advisers and tax and financial officers, and approved by the Compensation Committee, provided that you may submit documentation showing that your actual incurred and paid taxes were higher than the initially reimbursed amounts and be eligible to receive the difference between that higher amount of taxes actually paid and any amount already reimbursed by the Company.

For purposes of clarity, avoidance of doubt and solely by way of example, if you receive a cash bonus equal to $780,000.00 and the Compensation Committee and/or the Board has determined that the fair market value of the Company’s Class A Common Stock on the Bonus Date is $10 per share, you will concurrently receive 78,000 shares ($780,000.00/$10) of restricted Class A Common Stock, but the Company will cancel 78,000 of your vested options to purchase Class A Common Stock. Assuming that you incur approximately $312,000.00 in taxes due to the Restricted Share grant (based on an estimated tax rate of 40% of the gross value of the Restricted Share grant), the Company would have an obligation to make an additional cash payment to you of approximately $520,000.00 such that after paying taxes on such payment, you would receive net cash proceeds equivalent to the amount of tax you paid on your Restricted Shares. If you actually incur and pay more than 40% in taxes, on submission of appropriate documentation by you, the Company shall promptly reimburse you for the difference between the amount already reimbursed to you and the amount you actually paid. The Company makes no representation, warranty or guarantee as to the actual fair market value of any Company’s shares at any time or appropriate or applicable tax rates.”

c. Section 7 of the Agreement is deleted in its entirety and replaced with the following language:

“Benefits: You shall be entitled to paid time off in accordance with the Company’s standard policies. As you become eligible, you shall have the right to participate in and receive benefits from all present and future benefit plans specified in the Company’s policies and generally made available to similarly situated employees of the Company, except that you will be eligible from your Start Date for up to four (4) weeks of Paid Time Off (PTOs). Nothing stated in this Agreement shall prevent the Company from changing or eliminating any benefit during your employment with the Company. All compensation to be paid to you under this Agreement shall be less withholdings required by law. All reasonable travel and other business expenses incurred in the performance of your duties shall be reimbursed, in accordance with the Company’s policies, as may be amended in the Company’s sole discretion.

In addition, the Company will pay you $5,000 per month you to use for housing and an automobile when you are Southern California area, as long as you are employed full-time as the CEO of the Company. You understand and acknowledge that you will be responsible for the payment of any taxes on this amount, and the Company will not gross up such allowance and will not provide any reimbursement for any taxes due on such allowance.”

2. Miscellaneous. The terms of this Amendment shall control to the extent of any conflict between the terms of the Amendment and those of the Agreement. Except as specifically modified by this Amendment, the terms of the Agreement shall remain in full force and effect. No modification, change or amendment to this Amendment or any provision herein shall be effective unless agreed to by both parties in an executed writing. This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.